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                                 EXHIBIT 99(A)



                    Union Planters Corporation Press Release
            dated October 17, 1996, announcing operating results for
               the three and nine months ended September 30, 1996



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                       [LOGO] UNION PLANTERS CORPORATION
                                  NEWS RELEASE





OCTOBER 17, 1996



                      UNION PLANTERS CORPORATION ANNOUNCES

                             THIRD QUARTER EARNINGS


     Memphis, Tennessee -- Union Planters Corporation announced third quarter 1996 net earnings of $34.0 million, or $.67 per fully diluted common share. Earnings for the third quarter were impacted by a one-time Savings Association Insurance Fund (SAIF) assessment on deposits of $6.7 million after taxes, or approximately $.13 per fully diluted common share. Net earnings for the third quarter of 1995 were $38.0 million, or $.75 per fully diluted common share. Union Planters results for the third quarter of 1996 before the one-time SAIF assessment on deposits represented a return on average assets of 1.43% and a return on average common equity of 16.72%, compared to 1.37% and 17.35%, respectively, for the third quarter of 1995.

     For the first nine months of 1996, Union Planters reported net earnings of $113.8 million, or $2.25 per fully diluted common share ($2.38 per fully diluted common share excluding the one-time SAIF assessment). This compares to $110.1 million, or $2.20 per fully diluted common share for 1995. Returns on average assets and average common equity for the nine months ended September 30, 1996 before the one-time SAIF assessment were 1.42% and 17.16%, respectively, compared to 1.35% and 17.78%, respectively, for the same period in 1995.

     Benjamin W. Rawlins, Jr., Chairman and Chief Executive Officer, said, "We are pleased to report strong operating results for the quarter and the first nine months of the year. The one-time SAIF assessment legislation removes the uncertainty surrounding the deposit insurance fund, lowers our


                                     -MORE-


CORPORATE HEADQUARTERS: UNION PLANTERS CORPORATION, 7130 GOODLETT FARMS PARKWAY,
                               CORDOYA, TN 38018
    TELEPHONE (901) 383-2892 - FAX (901) 383-2964 - NYSE TRADING SYMBOL: UPC



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insurance assessments going forward, and reduces the premium differential between bank and thrift deposits. Our primary focus for the remainder of the year will be the integration of our four acquisitions which were effective October 1, 1996. The largest is our in-market acquisition of Leader Financial Corporation which is expected to significantly enhance our retail banking franchise and provide additional mortgage banking fee income."

     The strong core operating results for the third quarter of 1996 were primarily the result of the continued growth of net interest income which increased 3.8% to $118.2 million for the third quarter of 1996. Average earning assets increased $392.5 million for the third quarter of 1996 compared to the prior year, with average loans accounting for $246.3 million of the growth. The net interest margin for both the third quarter of 1996 and 1995 was 4.62%.

     The provision for losses on loans for the third quarter of 1996 was $8.3 million compared to $5.3 million for the same period in 1995 and $7.9 million for the second quarter of 1996. At September 30, 1996, the allowance for losses on loans was $131.9 million, or 1.76% of loans and 322% of nonperforming loans. Nonperforming assets at September 30, 1996 were $48.7 million, or .65% of loans and foreclosed properties. This compares to $40.0 million, or .56% of loans and foreclosed properties, at September 30, 1995 and $45.3 million, or
 .63% of loans and foreclosed properties, at June 30, 1996.

     Noninterest income for the third quarter of 1996 was $43.2 million, an increase of 6.0% over the same quarter last year. Noninterest expense for the third quarter of 1996 was $104.8 million, an increase of 11.6% over the same quarter last year. As discussed previously, the most significant item affecting noninterest expense was the one-time SAIF assessment which increased noninterest expense approximately $10.9 million.

     Union Planters Corporation ended the quarter with total assets of $11.5 billion, total loans of $7.5 billion, and total deposits of $9.2 billion.


                                     -MORE-



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Shareholders' equity at September 30, 1996 was $1.0 billion and the equity to total assets and leverage ratios were 9.00% and 8.67%, respectively. The October acquisitions will increase total assets to approximately $15 billion and make Union Planters Corporation the largest bank holding company headquartered in the state of Tennessee.

     Union Planters Corporation, headquartered in Memphis, Tennessee, is a multi-state holding company with 37 banking subsidiaries (including the four recent acquisitions) and 427 banking locations in Tennessee, Mississippi, Missouri, Arkansas, Louisiana, Alabama, and Kentucky.

                                     -o0o-

FOR ADDITIONAL INFORMATION:

     Jack W. Parker, CFO
     (901) 580-6781



                    [Two Page Financial Attachment Follows]

                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  THREE MONTHS ENDED          NINE MONTHS ENDED
                                                                    SEPTEMBER 30,                 SEPTEMBER 30,
                                                                     1996      1995           1996            1995
INCOME STATEMENT AMOUNTS
   Net interest income
     Actual                                                     $ 118,207    $113,859    $   350,523     $   333,423
     Taxable-equivalent basis                                     122,406     118,115        362,931         346,332
   Provision for losses on loans                                    8,270       5,280         24,121           9,818
   Noninterest income
     Investment securities gains                                      194         159            260             156
     Other                                                         43,009      40,615        124,413         116,322
   Noninterest expense
     One-time SAIF assessment on deposits                          10,946          -          10,946              -
     Other                                                         93,860      93,903        272,222         278,274
   Earnings before income taxes                                    48,334      55,450        167,907         161,809
   Applicable income taxes                                         14,327      17,436         54,113          51,687
   NET EARNINGS                                                    34,007      38,014        113,794         110,122

   EARNINGS BEFORE ONE-TIME SAIF ASSESSMENT ON DEPOSITS            40,695      38,014        120,482         110,122

   NET EARNINGS APPLICABLE TO COMMON SHARES                        32,264      35,704        108,510         103,687

PER COMMON SHARE DATA
   Earnings before one-time SAIF assessment on deposits
         - primary                                              $    .84     $   .79     $      2.50     $      2.31
         - fully diluted                                             .80         .75            2.38            2.20
   Net earnings
         - primary                                                   .69         .79            2.35            2.31
         - fully diluted                                             .67         .75            2.25            2.20
   Cash dividends                                                    .27         .25             .81             .73
   Book value                                                                                  20.50           18.90

BALANCES AT END OF PERIOD
   Loans, net of unearned income                                                         $ 7,479,741     $ 7,090,242
   Allowance for losses on loans                                                             131,853         133,993
   Nonperforming assets
      Nonaccrual loans                                                                        39,876          31,690
      Restructured loans                                                                       1,098           1,691
      Foreclosed properties                                                                    7,773           6,660
   Loans 90 days past due (1)                                                                 23,077          15,452
   Investment securities
       Held to maturity   -  Amortized cost                                                       -           98,640
                          -  Fair value                                                           -           99,150
       Available for sale - Amortized cost                                                 2,820,620       2,410,135
                          - Fair value                                                     2,832,346       2,437,234
                          - Unrealized gain, net of taxes                                      7,165          16,579
   Total assets                                                                           11,499,785      11,020,015
   Total deposits                                                                          9,217,531       9,319,343
   Total shareholders' equity                                                              1,035,266         955,482
   Total common equity                                                                       950,119         849,872
   Tier 1 capital                                                                            979,557         886,967

   (1) Excludes FHA/VA government-guaranteed loans that are in process of collection.


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                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             THREE MONTHS ENDED                NINE MONTHS ENDED
                                                               SEPTEMBER 30,                     SEPTEMBER 30,
                                                              1996           1995            1996             1995
AVERAGE BALANCES
 Loans, net of unearned income                           $  7,363,872   $  7,117,550     $ 7,244,976      $ 6,945,609
 Investment securities                                      2,949,252      2,591,931       2,918,436        2,771,572
 Earning assets                                            10,539,675     10,147,171      10,478,925       10,075,499
 Total assets                                              11,351,226     11,007,458      11,307,731       10,894,838
 Total deposits                                             9,220,697      9,336,893       9,364,184        9,219,183
 Interest-bearing liabilities                               8,889,798      8,597,017       8,851,704        8,551,931
 Demand deposits                                            1,318,473      1,346,334       1,337,578        1,333,478
 Shareholders' equity                                       1,013,665        922,070         985,749          882,383
 Common equity                                                926,546        816,460         896,545          779,764

OTHER SUPPLEMENTAL INFORMATION
 Return on average assets
  Earnings before one-time SAIF assessment on deposits           1.43 %         1.37 %          1.42 %           1.35 %
  Net earnings                                                   1.19           1.37            1.34             1.35
 Return on average common equity
  Earnings before one-time SAIFassessment on deposits           16.72          17.35           17.16            17.78
  Net earnings                                                  13.85          17.35           16.17            17.78
 Expense ratio                                                   1.83           1.92            1.78             1.99
 Efficiency ratio                                               56.27          59.16           55.84            60.15
 Allowance for losses on loans to loans                                                         1.76             1.89
 Nonperforming loans to loans                                                                    .55              .47
 Nonperforming assets to loans and
  foreclosed properties                                                                          .65              .56
 Net charge-offs of loans                                $     11,044   $      5,046     $    24,742      $    12,553
 Net charge-offs as a percentage of
  average loans                                                   .60  %         .28  %          .46  %           .24  %
 Common shares outstanding (end of
  period, in thousands)                                                                       46,356           44,956
 Weighted average shares outstanding
  (in thousands)
    Primary                                                    46,407         45,299          46,097           44,867
    Fully diluted                                              50,850         50,029          50,639           49,439
 Yield on earning assets (taxable-equivalent
  basis)                                                         8.42 %         8.56 %          8.45 %           8.40 %
 Rate on interest-bearing liabilities                            4.50           4.65            4.52             4.48
 Interest rate spread (taxable-equivalent
  basis)                                                         3.92           3.91            3.93             3.92
 Net interest income as a percentage of
  average earning assets (taxable-equivalent
  basis)                                                         4.62           4.62            4.63             4.60
 Shareholders' equity to total assets                                                           9.00             8.67
 Leverage ratio                                                                                 8.67             8.10